EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-220852 on Form S-3 of Envela Corporation, of our report dated March 16, 2023, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Envela Corporation for the year ended December 31, 2022.

/s/ Whitley Penn LLP

Dallas, Texas

March 16, 2023